Exhibit 23.1


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-21287) pertaining to the 1996 Stock Incentive Plan of International Telecommunication Data Systems, Inc., in the Registration Statement (Form S-8 No. 333-21283) pertaining to the 1996 Employee Stock Purchase Plan of International Telecommunication Data Systems, Inc. and in the Registration Statement (Form S-8 No. 333-47865) pertaining to the 1997 Stock Incentive
Plan of International Telecommunication Data Systems, Inc. of our report dated March 5, 1998, with respect to the financial statements of ITDS Intelicom Services, Inc. included in the Current Report on Form 8-K/A dated March 18, 1998.



                                                           /s/ Ernst & Young LLP



Stamford, Connecticut
March 18, 1998